Qatar Investment Authority SC13G

CUSIP No.	63009J107

EXHIBIT B

CERTIFICATE OF INCUMBENCY

I, Ahmad Mohammed F Q Al-Khanji, Chief of Legal and General Counsel, of Qatar Investment Authority, established by Emiri Decision No 22 in 2005, with its registered office at, Ooredoo Tower (Building 14), Al Dafna Street (Street 801), Al Dafna (Zone 61), Doha, State of Qatar, do hereby confirm that Andrew Watkins is the duly appointed Associate General Counsel, Head of Compliance, an officer of the Qatar Investment Authority, and as such, is authorized to sign regulatory filings on behalf of the Qatar Investment Authority.

Dated: February 2, 2022

By:	/s/ Ahmad Mohammed FQ Al-Khanji
	Name:	Ahmad Mohammed F Q Al-Khanji
	Title:	Chief of Legal and General Counsel